JANUS DETROIT STREET TRUST

SECRETARY CERTIFICATE

The undersigned, being the Secretary of Janus Detroit Street Trust (“DST”), a trust with transferable shares of the type commonly called a Delaware statutory trust, DOES HEREBY CERTIFY that, pursuant to the authority conferred upon the Board of Trustees (“Trustees”) of DST by its Amended and Restated Agreement and Declaration of Trust dated August 6, 2015, as may be amended from time to time, and by the affirmative vote of a majority of the Trustees, including a majority of the Trustees who are not “interested persons” of the Trust (as defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended), at a meeting duly called and held on January 17, 2018, the following resolutions were adopted in substantially the same form as set forth below:

WHEREAS, Janus Capital Management LLC has arranged for an Investment Company Fidelity Bond in the amount of $1,250,000 provided by ICI Mutual Insurance Company (“Fidelity Bond”) to be made available to Janus Detroit Street Trust (the “Fund”) and Clayton Street Trust (together, the “Joint Insured Funds”);

WHEREAS, the Fund’s Board of Trustees (“Board”), in accordance with Rule 17g-1(j)(3), has determined that: (i) a majority of the Fund’s Trustees are not interested persons of the Fund, and those Trustees select and nominate any other disinterested Trustees; and (ii) any person who acts as legal counsel to the Fund’s disinterested Trustees is an independent legal counsel as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, in order for the Fund to purchase a fidelity bond, Rule 17g-1(d) under the 1940 Act, in effect, requires the Fund’s Board, including a majority of the Trustees who are not “interested persons” as defined by Section 2(a)(19) of the 1940 Act, to determine at least annually that certain standards are met;

WHEREAS, the Fund, each series of the Fund (“Portfolio”), and each of the other Joint Insured Funds and their respective series will enter into an agreement providing that in the event recovery is received under the Fidelity Bond as a result of common loss sustained by the Fund, or any of its Portfolios, the Fund or any of its Portfolios shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(1) of Rule 17g-1;

WHEREAS, the Fund’s Board, including a majority of its disinterested Trustees, has considered whether the Fidelity Bond is in the best interests of the Fund and whether the Fidelity Bond is reasonable in form and amount, taking into consideration all relevant factors including, but not limited to: (1) the value of the aggregate assets of the relevant entity to which any officer or employee covered by the Fidelity Bond may have access; (2) the nature of the relevant entity’s assets; and (3) type and terms of the arrangements made for the custody and safekeeping of such assets;

WHEREAS, the Fund’s Board has determined that the Fidelity Bond is adequate to protect the Fund against larceny or embezzlement by any of its officers and employees who may singly, or jointly with others, have access to securities or funds of the Fund, either directly or indirectly or through authority to draw upon such funds or direct the disposition of securities;

WHEREAS, the Fund’s Board, on behalf of each Portfolio of the Fund has determined that any amounts recovered under the Fidelity Bond should be allocated to the Fund in a fair and equitable manner in accordance with applicable standards; and

WHEREAS, the Fund’s Board, including a majority of its disinterested Trustees, has determined that the Fund and the other Joint Insured Funds pay the proposed Fidelity Bond premiums and taxes as follows:

(i)    the proposed premiums and taxes are to be allocated among the Joint Insured Funds in accordance with a formula under which each Joint Insured Fund pays its pro rata share of such premiums and taxes based on its relative asset size in relation to the overall assets of the Joint Insured Funds and, which in any case, is in an amount no more than the premiums and taxes the Fund would have paid if such insurance coverage was purchased separately;

(ii)    the portion of the proposed premiums and taxes allocated to the Fund (the “Fund Premium Amount”) are to be allocated among each Portfolio in accordance with a formula under which each Portfolio pays its pro rata share of the Fund Premium Amount based on its relative asset size in relation to the overall assets of the Fund, and, which in any case, is in an amount no more than the premiums and taxes each Portfolio would have paid if such insurance coverage was purchased separately.

NOW THEREFORE BE IT RESOLVED, that the Fund’s Board approves the Fidelity Bond for the period February 3, 2018 through February 3, 2019, protecting the Fund (and the other Joint Insured Funds) against larceny and embezzlement and such other perils as may be insured against, and covering the actions and omissions of each officer and employee of the Fund who may have access to the Fund’s assets;

FURTHER RESOLVED, that the Fund’s Board approves the methodology for allocating the premiums of the Fidelity Bond as described at this meeting; and

FURTHER RESOLVED, that the Fund’s Board, and each of its disinterested Trustees, has determined that the portion of the premium paid by the Fund as a whole, and each Portfolio individually, for such insurance coverage under the joint Fidelity Bond, based upon its proportionate share of the sum of the premiums that would have been paid if such insurance coverage were purchased separately, is fair and reasonable;

FURTHER RESOLVED, that the Fund’s Board designates the Fund’s Secretary to make the filings and give notices required by Rule 17g-1;

FURTHER RESOLVED, that the Fund’s Board hereby approves the proposed Fidelity Bond Allocation Agreement in substantially the form provided at this meeting, with such changes as the Fund’s Secretary and counsel to the Fund deem necessary and appropriate, and that provides that in the event recovery is received under the Fidelity Bond as a result of common loss sustained by the Fund and any of its Portfolios, the Fund or the relevant Portfolio(s) shall receive an equitable and proportionate share of the recovery, but at least equal to the amount which each would have received had it provided and maintained a single insured bond with the minimum coverage required by paragraph (d)(l) of Rule 17g-1; and

FURTHER RESOLVED, that the appropriate officers of the Fund, and each of them, are hereby authorized and directed to perform all acts necessary or desirable, consistent with the objectives of the Board, to carry out the foregoing resolution.

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IN WITNESS WHEREOF, the undersigned has set her hand and seal this 23rd day of April, 2018.

/s/ Kathryn L. Santoro
Kathryn L. Santoro, Secretary

STATE OF COLORADO	)
	)	ss.
CITY AND COUNTY OF DENVER	)

BEFORE ME, the undersigned authority, on this day personally appeared Kathryn Santoro, Secretary of Janus Detroit Street Trust, who, being by me first duly sworn, stated on her oath that the foregoing document is true and correct and that she executed the same for the purposes and consideration therein expressed and in the capacity therein stated.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this 23rd day of April, 2018.

My Commission Expires:	/s/ Questa Demaniow
Questa Demaniow
Notary Public
5.5.2018